NEWS RELEASE For Further Information Contact:

Mark C. Walker, COO

Capital Title Group, Inc.

(480) 624-4200

FOR IMMEDIATE RELEASE Rudy R. Miller, Chairman

The Miller Group

Investor Relations for the Company

(602) 225-0505

ctgi@themillergroup.net

CAPITAL TITLE GROUP REPORTS FIRST QUARTER RESULTS

SCOTTSDALE, ARIZONA, April 27, 2006 -- Capital Title Group, Inc. (Nasdaq-NM: CTGI) -- named for a second consecutive year in FORTUNE'S 100 Fastest Growing Companies in America in 2005 -- is a national provider of title, appraisal, flood and other transaction services to the real estate and mortgage lending industries. The company today reported revenue of $79.2 million for the first quarter ended March 31, 2006, a decrease of 6.2% compared to revenue of $84.5 million in the same quarter of 2005. The revenue decrease in the first three months of 2006 reflects a general decline in real estate market activity that was experienced in many parts of the nation as compared to the prior year. Earnings attributable to common shares for the first quarter ended March 31, 2006 was $571,000 or $.02 per diluted share compared to the first quarter of the prior year when earnings attributable to common shares were $1.8 million or $.07 per diluted share.

In addition to the decline in revenue mentioned above, other factors contributing to the reduction in net income for the first quarter ended March 31, 2006 include costs associated with the company's certification process for Sarbanes-Oxley compliance reporting, legal costs pursuant to actions brought against a competitor claiming unfair business practices in the recruitment of certain employees of the company and professional fees associated with the pending acquisition of Capital Title by LandAmerica Financial Group, Inc. (LandAmerica), along with the requirement to expense stock options beginning January 1, 2006. The combined impact of these items on the quarter ended March 31, 2006 compared to the same period in 2005 was approximately $.04 per share.

"As we moved through the quarter it was evident the real estate industry was not as strong as the prior year. Adjustments were made and we will continue to take appropriate action to meet the challenges within our competitive environment plus the seasonal and cyclical phases of our business. We saw an increase in the average revenue per closed order, pointing to a positive trend in the mix of our business to a greater percent of higher margin residential resale transactions. The results for the first quarter were as anticipated by management," stated Donald R. Head, chairman, president and chief executive officer.

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"Our planned merger with LandAmerica is moving forward through the customary stages typical in transactions of this nature, which includes obtaining all necessary regulatory approvals. With the closing of the merger transaction we will maintain our unique Capital Title culture as we become a wholly-owned subsidiary of LandAmerica," Head concluded.

Headquartered in Scottsdale, Arizona, Capital Title Group, Inc. through its subsidiaries offers services throughout the United States for title insurance, appraisal and valuation services, and other related services to residential and commercial customers in the real estate and mortgage lending industries. Subsidiary companies include - Capital Title Agency, New Century Title Company, United Title Company, First California Title Company, Land Title of Nevada, CTG Real Estate Information Services, Nationwide Appraisal Services, Nationwide TotalFlood Services, Inc., NAC1031 Exchange Services, 1031 ExchangePoint, Inc. and AdvantageWare -- with strategically located offices in Arizona, California, Nevada, Pennsylvania and Texas. The Company is also licensed to issue and underwrite title insurance policies in Arizona, California, Florida, Nevada, New York, Pennsylvania and Texas through its underwriting subsidiary, United Capital Title Insurance Company. The combined companies have in excess of 2,300 employees.

Certain statements in this release may be "forward-looking statements" within the meaning of The Private Securities Litigation Reform Act of 1995. These forward-looking statements may include projections of matters that affect revenue, operating expenses or net earnings; projections of capital expenditures; projections of growth; hiring plans; plans for future operations; financing needs or plans; plans to merge with LandAmerica; plans relating to the company's products and services; and assumptions relating to the foregoing.

Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking information.

Some of the important factors that could cause the company's actual results to differ materially from those projected in forward-looking statements made by the company include, but are not limited to, the following: fluctuations in interest rates that can affect operating results, intense competition, past and future acquisitions including risks associated with the company's acquisition by LandAmerica, expanding operations into new markets, risk of business interruption, management of rapid growth, need for additional financing, changing customer demands, dependence on key personnel, sales and income tax uncertainty and increasing marketing, management, occupancy and other administrative costs.

These factors are discussed in greater detail in the company's Annual Report on Form 10-K for the year ended December 31, 2005, as filed with the Securities and Exchange Commission.

FINANCIAL TABLE FOLLOWS:

CAPITAL TITLE GROUP, INC. AND SUBSIDIARIES

SUMMARY OF OPERATIONS

FINANCIAL HIGHLIGHTS

(UNAUDITED)

	THREE MONTHS ENDED MARCH 31,
	2006	2005
	(in thousands, except per share data)
Revenue	$ 79,248	$ 84,484
Expenses	78,237	80,919
Income before income taxes	1,011	3,565
Income tax expense	440	1,434
Net income	571	2,131
Dividends on preferred stock	-	345
Earnings attributable to common shares	$ 571	$ 1,786
Earnings per common share:
Basic	$ 0.02	$ 0.08
Diluted	$ 0.02	$ 0.07
Weighted average number of common shares outstanding:
Basic	29,300,804	21,624,131
Diluted	30,121,694	24,013,980

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